CARDINAL RESOURCES LLC

OPERATING AGREEMENT

(A Pennsylvania Limited Liability Company)

Dated as of June 1, 2007

Revised February 15, 2010

THE UNITS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH OR REFERRED TO HEREIN.

Clean Water	Clean Environment	Worldwide
1505 East Carson St., Ste. 200, Pittsburgh, Pennsylvania 15203

412.374.0989 888.374.0989 Fax: 412.374.0959

Web://www.cardinalres.com

CARDINAL RESOURCES LLC

OPERATING AGREEMENT

This Agreement is made as of June 1, 2007, among the parties listed under the heading “Members” on the signature page of this Agreement. The parties, together with their heirs, personal representatives and permitted assigns and such other persons as may become parties hereto from time-to-time, are hereinafter referred to individually as a “Member” and collectively as “Members”.

PREAMBLE

Certain of the Members, prior to March 10, 2006, operated Cardinal Resources Inc., a Pennsylvania S corporation (“the Corporation”). The shareholders of the corporation (the “Shareholders”) were governed by a shareholders agreement dated as of September 13, 2004 (the “Shareholders Agreement”). As of March 10, 2006, the Members caused the Corporation to be merged with and into the Company, with the Company being the surviving entity (the “Merger”), whereupon the Shareholder Agreement terminated. Following the Merger, the former Shareholders were issued Units in the Company as provided in Schedule 3.01 hereto. The Members desire to enter into this Agreement in order to govern the manner in which they share profits and losses of the Company. Therefore, the parties agree as follows with the intent to be legally bound.

AGREEMENT

ARTICLE I

DEFINITIONS

Capitalized terms used herein and not otherwise defined shall have the following meanings:

“Act” means the Pennsylvania Limited Liability Company Act, as amended from time-to-time.

“Affiliate” means, with respect to any Person, any other Person which controls, is controlled by or is under common control with such first Person, and “control” means, with respect to any entity, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Operating Agreement as the same may be amended and supplemented from time-to-time.

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“Capital Account” means the capital account of each Member determined and maintained in accordance with Section 3.02 and Annex A to this Agreement.

“Capital Contribution” means, with respect to any Member, the amount of cash and/or the fair market value of the property actually contributed to the Company by such Member as determined on the date of contribution.

“Certificate” means the articles of organization of the Company, and all amendments thereto, executed and filed pursuant to the Act and the terms of this Agreement.

“Class A Units” means the Class A Membership Units defined in Section 3.05.

“Class B Units” means the Class B Membership Units defined in Section 3.05.

“Code” means the Internal Revenue Code of 1986, as amended. All references herein to specific sections of the Code shall be deemed to refer also to the corresponding provisions of succeeding law.

“Company” means the limited liability company operated pursuant to this Agreement.

“Discount Purchase Price” means a price of thirty-five dollars ($35) or forty dollars ($40) per share, as the case may be.

“Employee Members” means Persons listed under the heading “Employee Members” on the signature page hereto.

“Family Group” means an individual and such individual’s spouse (but not a former spouse), parents, siblings (whether natural or adopted), and descendants (whether natural or adopted).

“Fiscal Year” means the Company’s fiscal year, which shall commence on January 1 and end on December 31 of each year (unless otherwise required by the Code), and such term shall also include any period for which the Company is required to allocate Net Profits, Net Losses and other items of income, gain, loss or deduction pursuant to Article IV.

“Interested Member” means a Member that has an interest in a transaction by virtue of his or her affiliation with the party with whom the transaction is being entered into by the Company.

“Majority-in-Interest of the Members” means Members holding Units representing at least sixty per cent (60%) of the total number of Units held by all Members or any class thereof, as applicable.

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“Net Losses” for any Fiscal Year means the excess, if any, of the items of loss and deduction over the items of income and gain of the Company as recorded in the Company’s financial accounting books and records for such Fiscal Year.

“Net Profits” for any Fiscal Year means the excess, if any, of the items of income and gain over the items of loss and deduction of the Company as recorded in the Company’s financial accounting books and records for such Fiscal Year.

“Organizational Expenses” means the fees, costs and expenses of, and incidental to, the organization of the Company. Such expenses shall include any and all amounts categorized as “organizational expenditures” under the Code.

“Phantom Employee Unit Plan” means the employee incentive plan maintained in accordance with Section 3.04 of this Agreement.

“Person” means any individual, partnership, corporation, estate, trust, limited liability company or other entity.

“Pre-Operating Expenses” means the investigative fees, costs and expenses incidental to the creation of the Company and the fees, costs and expenses incurred in connection with the commencement of operations of the Company. Such expenses shall include any and all amounts categorized as “start-up expenditures” under the Code.

“Pro Rata Share” means, with respect to any Member, an amount equal to the percentage determined by dividing (i) the number of Units held by such Member by (ii) the number of Units held by all Members.

“Securities Act” means the Securities Act of 1933, as amended.

“Tax Matters Partner” means the Member of the Company so designated pursuant to Section 5.08.

“Treas. Reg.” and “Regulations” mean the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time-to-time (including corresponding provisions of succeeding regulations).

“Unit”, or any fraction thereof, means an ownership interest in the Company (consisting of either Class A Units or Class B Units) representing the Capital Account of a Member including any and all benefits to which such Member may be entitled as provided in this Agreement.

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ARTICLE II

ORGANIZATIONAL MATTERS

2.01. Formation. The Company was formed on March 9, 2006 as a limited liability company pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.

2.02. Name. The name of the Company is Cardinal Resources LLC.

2.03. Principal Office; Registered Office. The principal place of business and the registered office of the Company shall be at 1505 East Carson Street, Ste. 200, Pittsburgh, Pennsylvania 15203 or at such other place as the Members may from time- to-time designate. The Company may maintain offices at such other place or places as the Members deem advisable. Notification of any such change shall be given to all of the Members.

2.04. Purposes. The Company is organized to provide environmental consulting engineering services and natural resources services, and to offer for sale water purification systems (the “Company Business”), and for all other lawful purposes that a limited liability company may be organized under the Act.

ARTICLE III

UNITS; CAPITAL CONTRIBUTIONS; LOANS; EQUITY UNIT PLAN; CLASSES OF UNITS

3.01 Authorized Units. The total aggregate number of authorized Units of the Company (the “Authorized Total Units”) shall be two million (2,000,000). As of the date of this Agreement, seven hundred thousand (700,000) Units of the Company are issued and outstanding. The issued and outstanding Units, as adjusted from time to time, are set forth on Schedule 3.01.

3.02. Capital Contributions. Each Member has made a Capital Contribution shown on the books and records of the Company. Except as the Members may otherwise unanimously agree, no Member shall be required to make any future Capital Contributions to the Company.

3.03. Capital Accounts. There shall be established for each Member on the books of the Company a Capital Account, which shall be maintained for each Member in the manner set forth in Section 2 of Annex A to this Agreement (which Annex A is hereby incorporated by reference into this Agreement). The provisions of Annex A are intended to comply with the requirements of Treas. Reg. Section 1.704-1(b)(2)(iv) and Treas. Reg. Section 1.704-2 with respect to maintenance of Capital Accounts and partnership allocations, and shall be interpreted and applied accordingly.

3.04. Equity-Based Employee Unit Plan. The Members agree that the equivalent in economic value of six percent (6%) of the Authorized Total Units shall be made available under a phantom employee unit incentive plan, dated of even date herewith (the “Equity Unit Plan”).

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3.05. Classes of Units. The Members agree that the seven hundred thousand (700,000) Units which have been issued shall be designated as Class A Units (“Class A Units”) and that the Company may issue additional Class A Units. In addition, the Members agree that additional Units issued may be designated as Class B Units, with the characteristics of the Class B Units to be designated by the Management Committee (“Class B Units”)

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

Allocations of Net Profits and Net Losses, special allocations, tax allocations and distributions shall be made in accordance with the provisions of Sections 3 and 4 of Annex A to this Agreement.

ARTICLE V

MANAGEMENT

5.01. Management by Management Committee. The management, operation and control of the Company and its business and affairs shall rest with the Management Committee established pursuant to Section 5.02 of this Agreement, provided, however, that the Members shall have the right to approve those actions set forth in Section 5.05. Except as otherwise specifically provided in this Agreement, no Member, as such, may bind or otherwise obligate the Company independent of the Management Committee.

5.02. Management Committee.

(a) The management of the Company by and on behalf of the Members shall be effectuated by a management committee (the “Management Committee”) comprised of five (5) to eleven (11) individuals, with five being the minimum number of Members that must serve on the committee. The five members of the Management Committee may appoint an additional one (1) to six (6) members so that the total number of Members serving on the Management Committee may be greater than five (5) but may not exceed eleven (11). The initial Management Committee shall consist of Kevin R. Jones, Carol J. McKee, Barbara H. Jones, Joyce O’Connor, and [V. Susanne Cook]. Each member of the Management Committee shall have an equal percentage of the voting rights of the Management Committee. No member of the Management Committee individually shall have the authority to bind the Company; instead, such managers shall act only as a group, through the Management Committee. The Management Committee shall continue to have and may exercise all of the powers and shall have all the authority conferred hereby at all times, including during any period in which one or more vacancies on the Management Committee may exist. All actions taken and all determinations and decisions made by consent of members of the Management Committee holding, in the aggregate, greater than fifty percent (50%) of the voting rights of the Management Committee shall be deemed for all purposes to be the actions taken by the Members.

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(b) The Management Committee may, upon written consent of members of the Management Committee holding, in the aggregate, greater than fifty percent (50%) of the voting rights of the Management Committee, adopt and amend such by-laws, rules, regulations, policies and procedures as it may determine to be in the best interest of the Company (but not inconsistent with this Agreement) for the conduct of the business of the Management Committee and the business and affairs of the Company. The initial by-laws (the “By-Laws”) are attached as Annex B hereto.

(c) Each member of the Management Committee shall hold office until his or her death, resignation or removal. A member of the Management Committee may be removed only on written approval of a Majority-in-Interest of the Members. However, if a Member is an employee of the Company, such Member shall automatically be removed from the Management Committee upon termination of his or her employment.

(d) The entire Management Committee or any individual member thereof may be removed at any time, with or without cause, by a Majority-in-Interest of the Members. The vacancy or vacancies caused in the Management Committee by such removal must be filled by a Majority-in-Interest of the Members at the same meeting or at a special meeting of the Members called for that purpose.

(e) A vacancy that occurs in the Management Committee by reason of death, resignation, removal, or any other cause shall be filled by a Majority-in-Interest of the Members if, as a result of the vacancy, the number of Members serving on the Management Committee is less than five (5).

(f) Meetings of the Management Committee may be called at any time by any two or more members of the Management Committee, by two or more members of the Management Committee or by the President of the Company, and shall be held on such date and at such time and place as shall be specified by the person or persons calling the meeting. However, the Management Committee shall meet at least once a year at a place to be determined by the Management Committee.

(g) Notice of every meeting of the Management Committee specifying the place, date and time thereof shall be given to each member of the Management Committee at least 48 hours prior to the time of the meeting. Notices shall be given orally, in person or by mail (including email), a reliable express delivery service or telefacsimile to the address or number of a member of the Management Committee appearing in the Company’s records. The right to notice may be waived, before or after the date fixed for the meeting, by delivery to the Company of a written waiver of notice signed by the person entitled to such notice. Attendance of a member of the Management Committee at a meeting shall constitute a waiver by such member of notice of such meeting, except when a member attends the meeting for the express purpose of objecting, when he or she enters the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

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(h) Any action required or permitted to be taken at any meeting of the Management Committee or of any committee thereof may be taken without a meeting if a consent in writing, setting forth the actions so taken, shall be signed by all members of the Management Committee or such committee, as applicable, and such written consent is filed with the minutes of the Management Committee or such committee, as applicable.

(i) Except as otherwise expressly provided in this Agreement, members of the Management Committee, or any committee thereof, may participate in a meeting of the Management Committee or such committee by means of conference telephone or other electronic technology by which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(j) An Interested Member may not vote on any action approving the transaction in which the Member has an interest and shall not be present when the disinterested Members debate the transaction in the outcome of which the Interested Member has an interest.

5.03. Duties of Management Committee. The Management Committee shall manage and control the Company, its business and affairs under the same duty of care as is applicable to a board of directors of a corporation organized under the Pennsylvania Business Corporation Law except to the extent (if any) otherwise provided in this Agreement. The Management Committee shall devote only such time as it deems necessary for the proper conduct of the Company’s business and affairs. Members of the Management Committee may engage in, or possess interests in, other business ventures of any nature and description, independently or with others, and neither the Company nor the Members shall have any rights in or to any such other ventures or the income or profits derived therefrom.

In discharging their duties, and in determining what is in the best interests of the Company and its members, the Management Committee shall not be required to regard any interest, or the interests of any particular group affected such action, as a dominant or controlling interest or factor.

The Management Committee shall give due consideration to the following factors, including, but not limited to, the long-term prospects and interests of the Company and its members, and the social, economic, legal, or other effects of any action on the current and retired employees, the suppliers and customers of the company or its subsidiaries, and the communities and society in which the Company or it subsidiaries operate (collectively with the members, the Stakeholders), together with the short-term, as well as long-term, interests of its members and the effect of the Company’s operations (including subsidiaries)on the environment and the economy of the state, the region and the nation.

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Nothing in this article, express or implied, is intended to create or shall create or grant any right in or for any person or any cause of action by or for any person.

Notwithstanding the foregoing, the Management Committee is entitled to rely upon the definition of “best interests” as set forth above in enforcing his or her rights hereunder and under state law, and such reliance shall not, absent another breach, be construed as a breach of the Management Committee’s fiduciary duty of care, even in the context of a context of a Change in Control Event where as a result of weighting other Stakeholders interests, the Management Committee determines to accept an offer, between two competing offers, with a lower price per unit.

5.04. Designation of Officers.

(a) Initial Officers. The Officers of the Company shall be chosen by the Management Committee and shall be a President, Treasurer and Secretary. The initial Officers of the Company and the offices they will occupy are as follows:

Officer	Office

Kevin Jones	President
Carol McKee	Vice President and Secretary
Barbara H. Jones	Vice President and Assistant Secretary

Except as may be limited by contract, each Officer shall serve at the pleasure of the Management Committee and any such appointment (and the accompanying powers, authorities and responsibilities) may be modified or terminated at any time in the sole discretion of the Management Committee.

(b) Other designations Created by the Management Committee. The Management Committee shall have the power to create such other employee or officer- type designations (such as Vice President, Treasurer and the like) as it shall determine to be in the best interests of the Company. The Management Committee shall designate the powers, authorities and responsibilities of the Officers and determine those individual(s) to whom such designations (and the accompanying powers, authorities and responsibilities) shall be assigned. It shall not be a requirement for any individual to serve in any such capacity that he or she be a member of the Management Committee or a Member.

(c) Duties of Officers. The Officers of the Company will be delegated by the Management Committee all duties necessary to carry out the Company’s day-today operations.

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5.05. Approval Requirements. None of the following actions may be taken by or on behalf of the Company by the Management Committee or any Officer without the prior consent of a Majority-in-Interest of the Members holding the then issued Class A Units:

(i) the sale or other disposition of the Company, or all or substantially all of the Company’s assets;

(ii) the approval of any transaction entered into after the date of this Agreement with any Affiliate of any Member other than the employment and compensation of management personnel or the discharge or material modification of the terms of employment or duties of any such personnel, including the Officers, that reflects arm’s-length, market terms as determined in good faith by the Management Committee;

(iii) the admission of any additional Member;

(iv) the dissolution of the Company;

(v) any amendment to the Company’s Certificate or this Agreement; or

(vi) the repurchase of any Units by the Company.

5.06. Certain Limitations Upon the Powers of the Management Committee and the Officers. Notwithstanding anything to the contrary contained herein, neither the Management Committee nor the Officers shall:

(i) Do any act in contravention of this Agreement;

(ii) Do any act which would make it impossible to carry on the ordinary business of the Company; or

(iii) Own Company Property or assign rights in specific Company Property for other than Company purposes.

5.07. Liability and Indemnification.

(a) No Member, no member of the Management Committee, and no Officer shall be liable to the Company or to any other Member for any debts owed by the Company, or for any actions taken or omissions made in good faith and reasonably believed by such Member, member of the Management Committee, or Officer to be in the best interests of the Company, or for errors of judgment, except to the extent such acts or omissions constitute gross negligence, recklessness or willful misconduct.

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(b) To the fullest extent permitted by law, the Company shall indemnify each Member, each member of the Management Committee, each Officer and the Company’s and each of such Member’s, member of the Management Committee’s, or Officer’s partners, employees, agents and Affiliates (where acting for or as agent of the Company or the Member, member of the Management Committee, or Officer in its capacity as such) (any of the foregoing Persons being hereinafter an “Indemnified Person”) and save and hold them and each of them harmless from and in respect of (i) all fees, costs and expenses, including attorneys’ fees, incurred in connection with, or resulting from, any claim, action or demand against any such Indemnified Person or the Company which arise out of, or in any way relate to, the Company, its properties, business or affairs, and (ii) all such claims, actions and demands and any losses, liabilities or damages resulting therefrom, including amounts paid by such Indemnified Person with the prior written consent of the Company in settlement or compromise of any such claim, action or demand; provided, however, that this indemnity shall not extend to any such Indemnified Person to the extent that its acts and omissions shall have been adjudged to constitute a breach of this Agreement or gross negligence, recklessness or willful misconduct.

(c) The Company, at the discretion of the Management Committee, may advance monies of the Company to any Indemnified Person who is or may be subject to a claim for which indemnification may be required under this Section 5.07 to cover attorneys’ and accountants’ fees and disbursements and other similar defense costs or expenses. Such advances may be conditioned by the Management Committee upon satisfaction of such conditions as the Management Committee in its discretion determines are appropriate including, but not limited to, either or both of (i) an undertaking by the Indemnified Person to return monies so advanced if it is ultimately determined that indemnification is not required under this Section and (ii) a determination by independent counsel that such Indemnified Person is more likely than not to be entitled to indemnification under this Section 5.07. Furthermore, no monies shall be advanced under this Section 5.07 if the making of such advance would, in the reasonable judgment of the Management Committee, render the Company insolvent or impair its ability to discharge its other obligations, whether or not accrued, absolute, fixed or contingent, or would interfere with its ability to carry out the purposes of the Company.

5.08. Tax Matters Partner. Kevin R. Jones shall be the “tax matters partner” (as defined in Section 6231(a)(7) of the Code) to act on behalf of the Company in connection with Company income tax matters.

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ARTICLE VI

MEMBERS

6.01. Investment Representations.

(a) Each Member has acquired his Units purchased or acquired hereunder for his own account with the present intention of holding such securities for investment purposes and with no intention of selling such securities in violation of federal securities laws or any applicable state securities laws.

(b) Each Member has had an opportunity to ask questions and receive answers concerning the terms and conditions of the Units purchased hereunder and the transactions contemplated hereby and has had full access to such other information concerning the Company as such Member may have requested and that in making his decision to invest in the Units being purchased hereunder he is not in any way relying on the fact that any other Person has decided to be a Member hereunder or to invest in the Units.

(c) Each Member (i) is an “accredited investor” as defined in Rule 501(a) under the Securities Act or (ii) by reason of his business and financial experience, and the business and financial experience of those retained by him to advise him with respect to his investment in the Units being purchased hereunder, he, together with such advisors, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of his prospective investment in such Units, is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment.

ARTICLE VII

BOOKS, RECORDS, ACCOUNTING. REPORTS AND EXPENSES

7.01. Books and Records; Accounting. The Company’s books and records shall be maintained at the principal office of the Company or at any other location designated by the Members, and each Member shall have access thereto at all reasonable times. The Managing Member shall cause the books and records to be kept in reasonable detail and in accordance with the basis of accounting used for federal income tax purposes, and otherwise in a manner which accurately and fairly reflects the financial position and operations of the Company and is adequate for the conduct of the Company’s business.

7.02. Reports.

(a) Within ninety (90) days after the end of each Fiscal Year, the Company, acting through its Offices, shall prepare and submit to each Member an annual report of the Company for such Fiscal Year. The annual report shall include the balance sheet of the Company as of the last day of such Fiscal Year and statements of profit or loss and cash flows of the Company for such Fiscal Year, prepared in accordance with generally accepted accounting principles. The report shall be accompanied by a supplementary schedule showing the entries to the Members’ Capital Accounts (separately and in the aggregate) in respect of such Fiscal Year, together with the appropriate Internal Revenue Service forms showing entries required to be made on each such Member’s federal income tax return with respect to the Company’s Net Profits or Net Losses.

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(b) The Company shall use its best efforts to submit to each Member within forty-five (45) days after the end of each calendar quarter (except the fourth quarter), but not later than sixty (60) days after the end of each calendar quarter (except the fourth quarter), a report containing unaudited financial statements (including the balance sheet and statement of profit and loss and cash flows) of the Company for such quarter.

(c) In connection with the liquidation and dissolution of the Company, the Management Committee shall cause to be prepared and submitted to the Members a termination report containing the financial statements of the Company as of and for the period ended upon the substantial completion of liquidation.

7.03. Expenses and Fees.

(a) Pre-Operating Expenses and Organizational Expenses will be amortized as permitted by the Code.

(b) The Company shall be obligated to pay or reimburse the expenses of operating and maintaining the Company and the Property, which expenses shall include, without limitation, legal, accounting and auditing fees and expenses of the Company and the costs of the acquisition, maintenance, repair and disposition of the Company’s properties and taxes and assessments with respect thereto.

(c) The Company may compensate Members rendering services to or on behalf of the Company on such terms as the Management Committee determines are necessary, reasonable and appropriate.

ARTICLE VIII

TRANSFERS; VESTING; ADDITIONAL MEMBERS

8.01. Restrictions on Transfer of Units.

(a) Generally. No Member may sell, assign, pledge, encumber, give, devise or otherwise dispose of any interest in any Units, whether voluntarily, by operation of law or otherwise (a “Transfer”), unless such Member has first complied with all applicable provisions of this Agreement.

(b) Right of First Refusal.

(i) If any Member desires to sell any or all of his or her Units (the “Transferring Member”), then the Transferring Member may seek an offer to purchase such Units from a third-party purchaser and shall deliver a written notice (the “Offer Notice”) to the Company and to each of the Other Members upon receipt of such offer. The Offer Notice shall disclose in reasonable detail the identity of the prospective transferee(s), the number of shares of Units to be transferred (the “Offered Units”), the consideration offered, and the proposed terms and conditions of the Transfer; provided, that if the consideration being offered to the Transferring Member consists in whole or in part of something other than U.S. dollars, then such notice shall also contain a good faith estimate of the value of such consideration in U.S. dollars and an explanation of the manner in which such estimate was made.

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(ii) The Company, acting through the Management Committee, may elect to purchase all or any portion of the Offered Units at the price per share of Units and on the terms specified in the Offer Notice by delivering written notice of such election to the Transferring Member and the Other Members within ten (10) days after the delivery of the Offer Notice.

(iii) If the Company, acting through the Management Committee, has not elected to purchase all of the Offered Units within the ten (10)-day period referenced in (ii) above, each of the Other Members may elect to purchase (pro rata in accordance with their respective holdings of Units) all (but not less than all) of such remaining Offered Units at the price per share of Units and on the terms specified in the Offer Notice by delivering written notice of such election to the Transferring Member within 20 days after delivery of the Offer Notice (the “Election Period”). If the Other Members do not elect to purchase all such remaining Offered Units, any remaining Offered Units may be allocated among the Other Members who have elected to purchase such Units pro rata in accordance with their respective holdings of Units, and such Other Members shall have ten (10) days following the Election Period (the “Extended Election Period”) to elect to purchase such Offered Units.

(iv) If the Company, acting through the Management Committee, and/or any Other Members have elected to purchase all of the Offered Units from the Transferring Member, the transfer will be consummated as soon as practicable after the delivery of the election notices, but in any event within thirty (30) days after the identity of the transferees has been determined.

(v) If the Company, acting through the Management Committee, and any Other Members have not elected to purchase all of the Offered Units on or before the end of the Extended Election Period, the Transferring Member may, within thirty (30) days after the expiration of the Extended Election Period, transfer all of such Offered Units to the transferee(s) specified in the Offer Notice at a price not less than the price per share of Units specified in the Offer Notice and on terms no less favorable to the Transferring Member in any material respect than the terms specified in the Offer Notice. If the Transferring Member does not transfer all of such Offered Units to the transferee(s) specified in the Offer Notice within such 30-day period, the Transferring Member may not transfer any such Offered Units without first having complied with all applicable provisions of this Agreement.

(d) Permitted Transfers. The restrictions contained in Section 8.01(b) and (c) shall not apply to any Transfer of Units: (i) subject to Section 8.04 hereof, in the case of a Member who is an individual, pursuant to the laws of descent and distribution; or (ii) which is repurchased by the Company pursuant to this Agreement or pursuant to the terms of an employment agreement between the Company and a Member; provided, that the restrictions contained in this Article VIII shall continue to be applicable to the transferred Units after any Transfer authorized in this Agreement.

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(e) Restrictions Applicable to All Transfers. All Transfers shall be subject to the following:

(i) Prior to transferring any Units to any Person, the Transferring Member shall cause the prospective transferee to execute and deliver to the Company and the other Members a joinder to this Agreement, whereupon such holder shall be deemed a “Member” hereunder, and shall have all the rights, privileges and obligations of a “Member” as are set forth herein.

(ii) The prospective transferee shall acknowledge in writing that the Units have not been registered under the Securities Act or any applicable state securities laws, and may not be transferred in the absence of an effective registration statement under such laws except pursuant to an exemption from such laws. If Units are being transferred pursuant to such an exemption, then the Transferring Member shall give prior written notice of such exemption to the Company and the Company, acting through the Management Committee, may request an opinion of the Transferring Member’s counsel as to the availability of such exemption, which opinion and counsel shall be reasonably satisfactory to the Management Committee.

8.02. Restrictions on Encumbrances. No Member shall assign, pledge, grant a security interest in or otherwise permit any lien or encumbrance to attach to any interest in any Unit, unless approved in writing by the Members. Any action taken in violation of this restriction shall be null and void.

8.03. Duty to Sell Units in Certain Events. The parties shall have the respective rights and obligations to purchase and sell all (but not less than all) of the Units of a Member if any of the following events occurs:

(a) Death. In the event of the death of a Member at any time, the Company and the Other Members, successively, shall have the right - but not the obligation - to purchase all (but not less than all) of such Member’s Units. The Company may elect to purchase all (but not less than all) of such Member’s Units by giving written notice to his estate within 30 days after the date of such Member’s death. If the Company does not exercise its right to purchase, the Other Members shall have the exclusive right during the period of 20 days next following such 30-day period to purchase (pro rata in accordance with their respective holdings of Units) all (but not less than all) of such Member’s Units by giving written notice to his estate. If the Other Members do not elect to purchase all such Units, any remaining Units may be allocated among the Other Members who have elected to purchase such Units pro rata in accordance with their respective holdings of Units, and such Other Members shall have 10 days following such 20-day period to elect to purchase such remaining Units. Any such notice shall specify the date of closing for the purchase of such Units, which date shall not be more than 120 days after the date of death.

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An Offer under this Section 8.03(a) may not be made with respect to any Unit at any time while there is an option pending with respect to such Unit under Section 8.01 or Section 8.03(b), (c), (d) or (e).

(b) Bankruptcy or Insolvency. In the event of the institution of a proceeding in a court having jurisdiction seeking a decree or order for relief in respect of any Member in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian or sequestrator (or similar official) for a substantial part of his property, and such proceeding shall remain undismissed or unstayed and in effect for a period of 90 consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding; or in the event any Member shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) of a substantial part of his property, or shall make a general assignment for the benefit of his creditors, or shall take any formal action in furtherance of any of the foregoing; then, in any such event, (i) the Member owning the affected Units shall give the Company and the Other Members written notice thereof promptly upon the occurrence of such event, and (ii) the Company and the Other Members, successively, shall have the right—but not the obligation—to purchase all of such Member’s Units. The Company may elect to purchase all (but not less than all) of such Member’s Units by giving written notice to such Member within 30 days after the date of receipt of such notice from the subject Member. If the Company does not exercise its right to purchase all of such Member’s Units, the Other Members shall have the exclusive right during the period of 20 days next following such 30-day period to purchase (pro rata in accordance with their respective holdings of Units) all (but not less than all) of such Member’s Units by giving written notice to such Member. If the Other Members do not elect to purchase all such Units, any remaining Units may be allocated among the Other Members who have elected to purchase such Units pro rata in accordance with their respective holdings of Units, and such Other Members shall have 10 days following such 20-day period to elect to purchase such remaining Units. Any such notice shall specify the date of closing of the purchase of such Units, such date to be not more than 120 days after the date of such notice.

An Offer under this Section 8.03(b) may not be made with respect to any Unit at any time while there is an option pending with respect to such Unit under Section 8.01 or Section 8.03(a), (c), (d), or (e)

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(c) Divorce of Member. In the event any Member becomes divorced or divides his marital property, and in connection therewith an agreement is entered into or an order is entered granting any Units to the spouse of such Member, then on the date when it is finally determined that such an agreement or order is to be entered into or entered, (i) the Member owning the affected Units shall give the Company and the Other Members written notice thereof promptly upon the occurrence of such event, and (ii) the Company and the Other Members, successively, shall have the right—but not the obligation—to purchase all of such Member’s Units. The Company may elect to purchase all (but not less than all) of such Member’s Units by giving written notice to such Member within 30 days after the date of receipt of such notice from the subject Member. If the Company does not exercise its right to purchase all of such Member’s Units, the Other Members shall have the exclusive right during the period of 20 days next following such 30-day period to purchase (pro rata in accordance with their respective holdings of Units) all (but not less than all) of such Member’s Units by giving written notice to such Member. If the Other Members do not elect to purchase all such Units, any remaining Units may be allocated among the Other Members who have elected to purchase such Units pro rata in accordance with their respective holdings of Units, and such Other Members shall have 10 days following such 20-day period to elect to purchase such remaining Units. Any such notice shall specify the date of closing of the purchase of such Units, such date to be not more than 120 days after the date of such notice.

An Offer under this Section 8.03(c) may not be made with respect to any Unit at any time while there is an option pending with respect to such Unit under Section 8.01 or Section 8.03(b), (d), or (e)

(d) Disability. In the case of the total disability of a Member who is employed by the Company, the Company and the Other Members, successively, shall have the right—but not the obligation—to purchase all (but not less than all) of such Member’s Units. The Company may elect to purchase all (but not less than all) of such Member’s Units by giving written notice to such Member within 30 days after the date on which it is determined that the subject Member has suffered a total disability. If the Company does not exercise its right to purchase all of such Member’s Units, the Other Members shall have the exclusive right during the period of 20 days next following such 30-day period to purchase (pro rata in accordance with their respective holdings of Units) all (but not less than all) of such Member’s Units by giving written notice to such Member. If the Other Members do not elect to purchase all such Units, any remaining Units may be allocated among the Other Members who have elected to purchase such Units pro rata in accordance with their respective holdings of Units, and such Other Members shall have 10 days following such 20-day period to elect to purchase such remaining Units. Any such notice shall specify the date of closing for the purchase of such Units, which date shall not be more than 120 days after the date on which it is determined that the subject Member has suffered a total disability. As used herein, “total disability” shall mean a physical or mental disability, illness or incapacity that renders a Member unable to perform a substantial portion of his or her duties as an officer, member of the Management Committee or employee of the Company for a period of six consecutive months or that renders a Member unable to earn a livelihood as an officer, director or employee of a business comparable to the Company’s business. The final determination of total disability shall be made by physicians selected by the Management Committee (with the subject Member not participating in such selection) and shall be made in light of the subject Member’s position and responsibilities in the Company prior to the commencement of his or her disability and in light of his or her employment history.

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An Offer under this Section 8.03(d) may not be made with respect to any Unit at any time while there is an option pending with respect to such Unit under Section 8.01 or Section 8.03(b), (c), or (e).

(e) Early Termination. If a Member’s employment with the Company terminates or is terminated for any reason other than death or total disability, the Company and the Other Members, successively, shall have the right—but not the obligation—to purchase all (but not less than all) of such Member’s Units. The Company may elect to purchase all (but not less than all) of such Member’s Units by giving written notice to such Member within 30 days after the date of such Member’s termination of employment. If the Company does not exercise its right to purchase all of such Member’s Units, the Other Members shall have the exclusive right during the period of 20 days next following such 30-day period to purchase (pro rata in accordance with their respective holdings of Units) all (but not less than all) of such Member’s Units by giving written notice to such Member. If the Other Members do not elect to purchase all such Units, any remaining Units may be allocated among the Other Members who have elected to purchase such Units pro rata in accordance with their respective holdings of Units, and such Other Members shall have 10 days following such 20-day period to elect to purchase such remaining Units. Any such notice shall specify the date of closing for the purchase of such Units, which date shall not be more than 150 days after the date of termination of the subject Member’s employment.

An Offer under this Section 8.03(e) may not be made with respect to any Unit at any time while there is an option pending with respect to such Unit under Section 8.01 or Section 8.03(b), (c), or (d).

(f) Subsection (a) above shall not apply to Units jointly held by Members (“Jointly Held Units”). When a Triggering Event occurs and affects Jointly Held Units, the ownership of such Units shall revert to the remaining joint holders of the Units without triggering the provisions of Section 8.03 (a) above.

(g) Notwithstanding anything to the contrary contained herein, Subsections (d) and (e) shall not apply to Kevin R. Jones, Barbara H Jones and Carol J. McKee (the “Founding Members”).

8.04. Change of Control. Upon, or immediately prior to, a Change of Control Event (as defined below), the Company shall have the right and the obligation, to purchase all of the Member’s Units or otherwise dividend to the Member their appropriate share of the proceeds from such a sale. The purchase price or the amount of the dividend shall be an amount equal to their prorated share of the proceeds from the Change of Control Event plus the fair market value of any remaining assets held by the Company following such event. The purchase price shall be payable in cash or in accordance with the terms of the sale of assets. Upon the occurrence, or immediately prior to the occurrence, of a Change of Control Event that constitutes a sale of Units of the Company, each Member will be required to sell his or her proportionate share of Units to the bona fide purchaser to which the Company has agreed to sell, exchange or dispose of its business. The purchase price shall be paid in cash or in accordance with the terms of the sale. If less than 100% of the Units in the Company is sold in the Change of Control Event, each Member will retain his or her proportionate share in the Units not sold.

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For purposes of this Agreement, a “Change of Control Event” shall include either: (i) a sale of substantially all of the assets of the Company to a bona fide purchaser which results in the termination of the business; or (ii) a sale, exchange, or other disposition by the Members of Units that results in a change of ownership of greater than 50% of the Company to any bona fide purchaser.

8.05. Purchase Price. If the Company or the Other Members exercise their rights pursuant to Section 8.03(a), (b), (c), (d) or (e) hereof, the price at which the Units are to be purchased shall be the Fair Market Value. For purposes of this Agreement, the term “Fair Market Value” shall be the value agreed upon by the Company or the Other Members and the subject Member (the “Valuation Member”) whose Units are subject to valuation or, if the Company or the Other Members and the Valuation Member are unable to agree upon the value of such Units, the Fair Market Value shall be that value assigned to such Units by the Independent Appraiser. The “Independent Appraiser” means the appraiser chosen by the Company’s or the Other Members’ Appraiser, as hereinafter defined, and the Valuation Member’s Appraiser, as hereinafter defined. The “Company’s or the Other Members’ Appraiser” shall be that appraiser hired by the Company or the Other Members at such parties’ expense, to choose the Independent Appraiser. The “Valuation Member’s Appraiser” shall be that appraiser hired by the Valuation Member, at the Valuation Member’s expense, to choose the Independent Appraiser. The cost of the services of the Independent Appraiser shall be borne equally by the parties requesting such Independent Appraiser’s services.

Notwithstanding the Fair Market Value determined in accordance with this Section 8.05 above, in the case of a purchase of Units pursuant to a For Cause termination under Section 8.03(e) above, the price at which such Units are to be purchased shall be reduced to 50% of the Fair Market Value. For these purposes, “For Cause” means (A) the commission of a felony or a crime involving moral turpitude, (B) the commission of any act involving dishonesty, fraud or a breach of the duty of loyalty with respect to the Company or any of its subsidiaries, (C) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or substantial and repeated failure to perform the duties of his office, (D) addiction to drugs or alcohol if the Member is not undergoing rehabilitation treatment or (E) any material breach of this Agreement which (if capable of cure) is not cured within 15 days after the Member’s receipt of notice of the same from the Company.

8.06. Closings. All transactions between and among the parties hereto under this Agreement shall be consummated at a closing to be held at the Company’s principal offices or at such other location as may be designated by the Members or agreed upon by the parties to the transaction. At the closing:

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(a) Delivery. Each Unit being sold shall be delivered free and clear of all liens, claims, encumbrances and any other restrictions.

(b) Certificate of Appointment. If required, a representative of the estate of a deceased Member shall deliver a certified copy of the certificate of appointment of the personal representative and evidence of fiduciary authority and of release of waiver of notice of transfer from federal or state tax officials.

(c) Resignations. If the subject Member is an employee, officer and/or member of the Management Committee, he shall deliver to the Management Committee, as the case may be, written resignations from such positions to be effective immediately upon delivery, and, if a nominee of the subject Member is a member of the Management Committee, the written resignation of such nominee to be effective immediately upon delivery.

(d) Other Documents. The subject Member shall execute any document which is required by this Agreement or reasonably necessary or desirable to affect the purchase and sale of the Units contemplated hereby.

(e) Purchase Price. The purchasing party/parties shall deliver to the subject Member (or its successors in interest, as the case may be) the full purchase price, in cash or by certified or bank check (unless another form or method of payment was otherwise agreed to by the parties).

8.07. Essence of Agreement. The provisions of this Article VIII shall be deemed to be of the essence with respect to the Units and upon application to any court of equity having jurisdiction, each of the parties hereto shall be entitled to a decree against any person violating or about to violate the provisions hereof seeking specific performance of the provisions hereof or any injunction to restrain any violation thereof. The remedy provided for herein shall be in addition and without prejudice to any other legal, equitable or contractual remedies which the parties may have.

8.08. Admission of Additional Members. Subject to Section 5.05(iii), the Management Committee may designate one or more Persons for admission as a Member, and in connection therewith, determine the amount, the time or times at which shall be made and the nature of, such Person’s Capital Contribution, the number of Units such Person shall be entitled to receive and all other terms and conditions of such Person’s admission as a Member; provided, however, that no Person shall be admitted as an additional Member unless such Person enters into a written instrument in form and content satisfactory to the Management Committee whereby such Person joins in and becomes a party to this Agreement and thereby a “Member” hereunder.

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8.09. Distributions and Allocations in Respect of Transferred Units. If any Unit is transferred, or any Person is otherwise admitted as a Member, during any Fiscal Year or period, Net Profits, Net Losses and all other items attributable to such Unit for such Fiscal Year or period shall be allocated among the Members by taking into account their varying interests during such Fiscal Year or period in accordance with Code Section 706(d). Unless otherwise required by the Regulations, such sale, assignment, transfer or admission shall be deemed to have occurred at the end of the calendar month during which such event shall have actually occurred, and such allocations shall be determined and made pursuant to a pro forma closing of the books of the Company as of the end of such month. With respect to a transferred Unit (or any interest therein), (a) all distributions on or before the deemed date of such transfer shall be made to the transferor and all distributions thereafter shall be made to the transferee and (b) solely for purposes of making such allocations and distributions, the Company shall recognize such transfer not later than the end of the calendar month during which it is given notice of such transfer. Neither the Company nor the Members shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 8.11.

8.10. Section 754 Election. Upon the transfer of any Units in the Company (or any interest therein), the Company may elect, in the sole discretion of the Management Committee, to make an election under Section 754 of the Code.

8.11. Banking. All funds of the Company shall be deposited in such bank account or accounts of federally insured banks as shall be determined by the Management Committee. Such funds shall not be commingled with any of the funds of any Member. All withdrawals therefrom shall be made upon written authorization signed by any Person authorized to do so by the Management Committee.

ARTICLE IX

DISSOLUTION AND WINDING UP

9.01. Dissolution. The Company shall dissolve upon the occurrence of any of the following events:

(i) the written agreement of a Majority-in-Interest of the Members;

(ii) the sale of all or substantially all the assets of the Company;

(iii) the entry of an order of judicial dissolution under the Act; or

(iv) the entry of a final judgment, order or decree of a court with competent jurisdiction adjudicating the Company to be bankrupt, and the expiration of the period, if any, allowed by applicable law in which appeal therefrom.

9.02. Termination of Business. Upon dissolution, the Company shall cease to conduct its activities, and its business and affairs shall be wound up as promptly as practicable in conformity with the procedures set forth herein and the requirements of the Act. The Company itself shall not terminate, however, until its debts, liabilities and obligations have been paid or provided for and its assets have been distributed.

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9.03. Liquidation of Assets.

(a) Upon dissolution, the Members shall arrange for liquidation of the Company’s assets and cause such liquidation to be carried out as promptly as is consistent with realization of maximum value.

(b) Gain or loss realized upon the sale or exchange of Company property pursuant to this Section shall be allocated to the Members’ Capital Accounts in accordance with the provisions of Article IV and Annex A to this Agreement.

(c) Prior to any distribution of Company assets, the Members shall adjust each Member’s Capital Account, in accordance with the allocation provisions of Articles III and IV and Annex A to this Agreement, to reflect the manner in which the unrealized income, gain, loss and deduction inherent in Company property that has not been reflected in the Members’ Capital Accounts previously would be allocated among the Members if there were a taxable disposition of such property for the fair market value thereof (taking Code Section 7701(g) into account) on the date of distribution.

(d) Distribution of Company assets upon liquidation may be made in cash or other property (or a combination thereof), and shall be made in the following order:

(i) first, to the payment and discharge of all debts, liabilities and obligations owed to Company creditors (including Members in their capacity as creditors, if any) in the order of priority as provided by law;

(ii) second, to the establishment of such reserves as the Members deems to be necessary or advisable in its reasonable discretion; and

(iii) third, to the Members in accordance with the net credit balances of their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the Fiscal Year during which such liquidation occurs, by the end of the Fiscal Year during which liquidation occurs (or, if later, within 90 days after the date of the Company’s liquidation).

(e) Upon the completion of the winding up of the affairs of the Company and the distribution of its assets as provided for herein and in the Act, the Members shall cause the Certificate to be canceled in accordance with the Act.

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ARTICLE X

MEMBERS’ COVENANTS; BREACH

10.01. Covenant Not to Dissolve. Notwithstanding any provision of the Act, each Member hereby covenants and agrees that the Members have entered into this Agreement based on their mutual expectation that all Members and their permitted assigns will continue as Members and carry out the duties and obligations undertaken by them hereunder and that, except as otherwise permitted by this Agreement, no Member shall cease to be a Member, be entitled to demand or receive any distributions, a return of such Member’s Capital Contributions or profits (or a bond or other security for the return of such Capital Contributions or profits), or exercise any power under the Act to dissolve the Company, without the consent of sixty per cent (60%) of the Members.

10.02. Consequences of Violation of Covenant. Notwithstanding anything to the contrary in the Act, if a Member (a “Breaching Member”) breaches his covenant set forth in Section 3.01 or attempts to cease being a Member or dissolve the Company in breach of Section 10.01, the Company shall continue and such Breaching Member shall be subject to this Section 10.02. In such event, the following shall occur:

(a) the Breaching Member shall immediately cease to be a Member and shall have no further power to participate in the business or affairs of the Company or to otherwise act for or bind the Company;

(b) the other Members shall continue to have the right to possess the Company’s assets and goodwill and to conduct its business and affairs;

(c) the Breaching Member shall be liable in damages, without requirement of a prior accounting, to the Company for all costs and liabilities that the Company or the other Members may incur as a result of such breach;

(d) the Company shall have no obligation to pay to the Breaching Member any distributions or its Capital Contribution or profits, but may, by notice to the Breaching Member within thirty (30) days of such breach, elect to make Breach Payments (as defined in Section 10.03) to the Breaching Member in complete satisfaction of the Breaching Member’s interest in the Company;

(e) if the Company does not elect to make Breach Payments pursuant to Section 10.02(d), the Company shall treat the Breaching Member as if it were an assignee of the Units of the Breaching Member and shall make allocations and distributions to the Breaching Member only of those amounts otherwise allocable and distributable with respect to such Units hereunder;

(f) the Company may apply any distributions otherwise payable with respect to such Breaching Member’s Units (including Breach Payments) to satisfy any claims it may have against the Breaching Member;

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(g) the Breaching Member shall have no right to inspect the Company’s books or records or obtain other information concerning the Company’s operations;

(h) notwithstanding anything to the contrary hereinabove provided, unless the Company has elected to make Breach Payments to the Breaching Member in satisfaction of his Units, the Company may offer and sell (on any terms that are not manifestly unreasonable) the Units of the Breaching Member to the other Members or other Persons on the Breaching Member’s behalf, provided that any Person acquiring such Units becomes a Member with respect to such Units in accordance with Article VIII.

10.03. Breach Payments. For purposes hereof, Breach Payments shall be made in four installments, each equal to one-fourth of the Breach Amount, payable on the next four consecutive anniversaries following the breach by the Breaching Member, plus interest accrued from the date of such breach through the date each such installment on the unpaid balance of such Breach Amount at the lowest rate permitted under Section 1274 of the Code so as to avoid the imputation of interest income. The Breach Amount shall be an amount equal to the lesser of (i) the balance in such Breaching Member’s Capital Account on the date of such breach or (ii) the Fair Market Value (as defined in Section 8.05) of such Breaching Member’s Units in the Company. The Company may, as its sole election, prepay all or any portion of the Breach Payments and interest accrued thereon as anytime without penalty.

10.04. No Bonding. Notwithstanding anything to the contrary as may be provided by law, if, under Section 10.02(e), the Company treats a Breaching Member as an assignee of Units in the Company, the Company shall not be obligated to secure the value of the Breaching Member’s Units by bond or otherwise; provided, however, that if a court of competent jurisdiction determines that, in order to continue the business of the Company such value must be so secured, the Company may provide such security. If the Company provides such security, the Breaching Member shall not have any right to participate in Company profits or distributions during the remaining term of the Company, or to receive any interest on the value of such Units.

10.05. Non-Disclosure. The Members acknowledge and agree that, prior to and subsequent to the execution of this Agreement, they have had and will have access to certain confidential and highly sensitive information of each other and the Company. Each Member acknowledges that such information, if disclosed, could place the operations of each Member and/or the Company at a competitive disadvantage. Consequently, the Members acknowledge and agree that (a) such information constitutes confidential information and a trade secret of the Company and (b) that neither Member will disclose such information at any time to any person who is not an employee or representative with an obligation to maintain the confidentiality of such information (such as attorneys and accountants) of such Member or the Company at the time of disclosure without the prior written consent of the other Members and the Company.

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10.06. Non-Compete. During the period commencing on the date a Member becomes a member of the Company and for as long as such Member remains a member of the Company, each such Member shall not, directly or indirectly (whether for compensation or without compensation), as an individual proprietor, partner, stockholder, officer, employee, consultant, director, joint venturer, investor, lender, or in any other capacity whatsoever, (other than as the holder of not more than one per cent (1%) of the total outstanding stock of a publicly held company), engage in any business activity in any geographic area which competes with the Company Business.

ARTICLE XI

GENERAL PROVISIONS

11.01. Amendment of Agreement; Termination.

(a) Except as otherwise specifically provided herein, this Agreement may be amended in whole or in part only with the written consent of the Management Committee and a Majority-in-Interest of the Members; provided, that without the express written consent of each Member adversely affected thereby, no such amendment shall be made: (i) to Section 3.03 of this Agreement or Section 2 to Annex A that would reduce the Capital Account of any Member or to (ii) Article 4 of this Agreement or to Section 3 or 4 of Annex A that would reduce such Member’s rights to allocations and distributions with respect thereto. This Section 11.01 may not be amended without the consent of a Majority-in-Interest of the Members, and no provisions of this Agreement requiring the consent or action of greater than a Majority-in-Interest of the Members may be amended without the same consent of the Members as is required in the provision to be amended. The Management Committee shall give prior written notice of any proposed amendment to all of the Members, which notice shall set forth the text of the proposed amendment.

(b) Notwithstanding subsection (a) above, this Agreement may be amended by the Management Committee without the approval of the Members if such amendment is:

(i) for the purpose of substituting or adding a Member or class of Members which have been admitted to the Company in accordance with the provisions of Article VIII; or

(ii) in the opinion of counsel for the Company, to the extent necessary or appropriate to satisfy requirements of the Code with respect to partnerships, including without limitation the requirements under sections 7701, 704 and 752 of the Code, or of any federal or state securities laws or regulations promulgated thereunder.

(c) No amendment or termination shall be effective to the extent it deprives any person or party to this Agreement of any rights that have already accrued hereunder.

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11.02. Arbitration. Any claim, controversy or dispute arising between the parties with respect to this Agreement (a “Dispute”), to the maximum extent allowed by applicable law, shall be submitted to and finally resolved by, binding arbitration. Either party may file a written Demand for Arbitration with the American Arbitration Association’s Philadelphia, Pennsylvania Regional Office, and shall send a copy of the Demand for Arbitration to the other party. The arbitration shall be conducted pursuant to the terms of the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association, except that discovery may be had in accordance with the Federal Rules of Civil Procedure. The venue for the arbitration shall be Pittsburgh, Pennsylvania. The arbitration shall be conducted before one arbitrator selected through the American Arbitration Association’s arbitrator selection procedures. The arbitrator shall promptly fix the time, date and place of the hearing and notify the parties. The parties shall stipulate that the arbitration hearing shall last no longer than five (5) business days. The arbitrator shall render a decision within ten (10) days of the completion of the hearing, which decision may include an award of legal fees, costs of arbitration and interest. The arbitrator shall promptly transmit an executed copy of its decision to the parties. The decision of the arbitrator shall be final, binding and conclusive upon the parties. Each party shall have the right to have the decision enforced by any court of competent jurisdiction. Notwithstanding any other provision of this Section 11.02, any Dispute in which a party seeks equitable relief may be brought in any court having jurisdiction.

11.03. Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile shall also deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

11.04. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions.

11.05. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the substantive laws of the Commonwealth of Pennsylvania, without reference to the principles governing the conflict of laws applicable in that or any other jurisdiction.

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11.06. Notices. Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications required or permitted hereunder: (a) shall be in writing; (b) shall be sent by messenger, certified or registered U.S. mail, charges prepaid as applicable, to the appropriate address(es) set forth in Schedule 11.06; and (c) shall be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by a receipt executed by the addressee (or a responsible person in his office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service. All such communications shall be sent to the addresses set forth on Schedule 11.06, or to such other addresses as any party may inform the others by giving five business days’ prior notice.

11.07. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

11.08. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective heirs, personal representatives and permitted assigns.

11.09. Number and Gender. Whenever used in this Agreement the singular shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to any other gender or to all genders.

11.10. Waivers. No failure by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

[Signature Page Follows]

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SIGNATURE PAGE TO OPERATING AGREEMENT

MEMBERS

/s/ Kevin R. Jones
Kevin R. Jones

/s/ Barbara H. Jones
Barbara H. Jones

/s/ Carol J. McKee
Carol J. McKee

/s/ Joyce O’Connor
Joyce O’Connor

/s/ Valerie L. Zeller
Valerie L. Zeller

/s/ Robert D. Jones
Robert D. Jones

/s/ Joan C. Jones
Joan C. Jones

/s/ Corinna Karlsen / Axel DeNys
Corinna Karlsen / Axel DeNys

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ANNEX A

To

 CARDINAL RESOURCES LLC

OPERATING AGREEMENT

This Annex is attached to and is a part of the Operating Agreement (the “Agreement”) of CARDINAL RESOURCES LLC (the “Company”), dated as of June 1, 2007. The Parties to the Agreement intend that the Company be classified as a partnership for federal income tax purposes pursuant to Section 7701(a)(2) of the Code and the regulations thereunder. The provisions of this Annex are intended to comply with the requirements of Treas. Reg. Section 1.704-1(b)(2)(iv) and Treas. Reg. Section 1.704-2 with respect to maintenance of Capital Accounts and allocations, and shall be interpreted and applied accordingly.

1. Definitions. For purposes of this Annex, the capitalized terms listed below shall have the meanings indicated. Capitalized terms not listed below and not otherwise defined in this Annex shall have the meanings specified in the Agreement.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (a) credit to such Capital Account (i) any amount which such Member is obligated to restore pursuant to any provision of this Agreement, (ii) an amount equal to such Member’s share of Company Minimum Gain and Nonrecourse Debt Minimum Gain as determined under Treas. Reg. 1.704-2(g)(1) and Treas. Reg. 1.704-2(i)(5) and (iii) any amount which such Member is deemed to be obligated to restore pursuant to Treas. Reg. 1.704- 1(b)(2)(ii)(c); and (b) debit to such Capital Account the items described in subclauses (4), (5) and (6) of Treas. Reg. 1.704-1 (b)(2)(ii)(d). This definition is intended to comply with the provisions of Treas. Reg. 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Company Minimum Gain” has the same meaning as “partnership minimum gain”, as defined in Treas. Reg. 1.704-2(d).

“Member Nonrecourse Debt Minimum Gain” has the same meaning as the phrase “partner nonrecourse debt minimum gain” as set forth in Treas. Reg. 1.704- 2(i).

“Member Nonrecourse Deduction” has the same meaning as “partner nonrecourse deduction” as defined in Treas. Reg. 1.704-2(i).

“Member Nonrecourse Loan” means a loan made to, or credit arrangement for the benefit of, the Company by a Member or by a person related to a Member (as defined in Treas. Reg. 1.752-4(b)) which by its terms exculpates the Members from personal liability on the debt, but under which such Member or related person bears the ultimate economic risk of loss within the meaning of Treas. Reg. 1.752-2.

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“Nonrecourse Deduction” has the meaning set forth in Treas. Reg. 1.704-2(b).

2. Capital Accounts.

2.1 Maintenance.

(a) Each Capital Account shall initially reflect an amount equal to a Member’s initial Capital Contribution as set forth on attached Schedule 3.01. The Capital Accounts shall be adjusted from time-to-time in accordance with Section 3 of this Annex to reflect the Members’ additional Capital Contributions, allocable shares of Net Profits or Net Losses, special allocations, distributions and as otherwise required by the Code and the Regulations, including without limitation the rules of Treas. Reg. 1.704-1(b)(2)(iv).

(b) If allocations are required pursuant to Section 3.3(b) or (c) of this Annex, then the adjustments to the Capital Accounts of the Members in respect of the property described therein shall be made in accordance with Treas. Reg. 1.704-1(b)(2)(iv)(g) for allocations to them of items of income, gain, loss and deduction (including depreciation, depletion, amortization and other cost recovery) as computed for book purposes, and no further adjustments shall be made to the Capital Accounts to reflect the Members’ shares of the corresponding tax items. For purposes of computing such adjustments to the Capital Accounts, the Members will utilize the method of computing depreciation, depletion or amortization with respect to such property as is utilized for federal income tax purposes except that the property’s value for book purposes will be used rather than its adjusted tax basis.

(c) For purposes of maintaining Capital Accounts when Company property is distributed in kind, the Company shall treat such property as if it had been sold for its fair market value (taking into account Section 7701(g) of the Code) on the date of distribution, and each Member receiving such distribution shall have its Capital Account debited by the fair market value (without taking into account Section 7701(g) of the Code) of the property distributed to such Member.

2.2. No Interest, No Withdrawal. No interest shall be paid by the Company on Capital Contributions or on balances in Capital Accounts. No Member shall be entitled to withdraw any part of his Capital Contribution or Capital Account or to receive any distribution from the Company, except as expressly provided herein. Except as may be expressly provided in this Agreement, no Member shall have the right to receive property other than cash in return for his Capital Contribution, nor shall any Member have priority over any other Member either as to the return of his Capital Account or as to profits, losses or distributions.

2.3. Loans from Members. Loans by Members to the Company shall not be considered to be Capital Contributions. If any Member shall advance funds to the Company in excess of the amounts required to be contributed hereunder, the making of such advances shall not result in any increase in the amount of the Capital Account of such Member. The amount of any such advance shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advance is made; provided, that the terms of any such loan shall not be less favorable to the Company than would be available to the Company from unrelated lenders.

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2.4. Repayment of Capital Contributions. Except as expressly provided for in this Agreement, no specific time has been agreed upon for the repayment of Capital Contributions, and no Member shall have the right to withdraw any capital contributed to the Company.

2.5. Adjusting Capital Accounts. In connection with the making of, but prior to the accounting for, any Capital Contribution or issuance of Units hereunder, the Company shall adjust each Member’s Capital Account, in accordance with the allocation provisions of Section 3.1, to reflect the manner in which the unrealized income, gain, loss and deduction inherent in the Company’s property (that has not been reflected in the Members’ Capital Accounts previously) would be allocated among the Members if there were a taxable disposition of such property for the fair market value thereof (taking Code Section 7701(g) into account) on the date of such Capital Contribution or issuance of Units hereunder.

3. Allocations

3.1. Allocation of Profits and Losses.

(a) Net Profits. Net Profits for any Fiscal Year or period, and upon liquidation of the Company’s assets, shall be allocated as follows:

(i) first, to all Members, in proportion to the respective amounts of Net Losses previously allocated to each such Member pursuant to Section 3.1 (b)(ii) (less cumulative Net Profits previously allocated to each such Member pursuant to this Section 3.1 (a)(i); and

(ii) second, to the extent of any Net Profits remaining after allocations pursuant to Section 3.1 (a)(i), to all of the Members in proportion to the number of their respective Units.

(b) Net Losses. Net Losses for any Fiscal Year or period, and upon liquidation of the Company’s assets, shall be allocated as follows:

(i) first, to all Members, in proportion to the respective amounts of Net Profits previously allocated to each such Member pursuant to Section 3.1 (a)(ii) (less cumulative Net Losses previously allocated to each such Member pursuant to this Section 3.1 (b)(i); and

(ii) second, to the extent of any Net Losses remaining after allocations pursuant to Section 3.1 (b)(i), to all of the Members in proportion to the number of their respective Units; provided, that

(iii) notwithstanding the foregoing, Net Losses allocated to each Member shall not exceed the maximum amount of Net Losses that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. All Net Losses in excess of the foregoing limitation shall be reallocated to the other Members in proportion to the number of their respective Units. In the event of any such re-allocation of excess losses, subsequent allocations of Net Profits (or any item thereof) in an amount sufficient to offset the allocation of such excess losses shall be made to the Members receiving such allocation of excess losses prior to any other allocations being made pursuant to Section 3.1(a).

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3.2. Special Allocations. Notwithstanding any other provision of this Agreement, the following allocations shall be made for each Fiscal Year prior to the making of any other allocations under this Agreement and in the following order of priority:

(a) If there is a net decrease in Company Minimum Gain during any Fiscal Year such that an allocation is required by Treas. Reg. 1.704-2(f), items of income and gain shall be allocated to the Members in the manner and to the extent required by such Regulation. This provision is intended to be a minimum gain chargeback within the meaning of Treas. Reg. 1.704-2(f)(1) and shall be interpreted and applied consistently therewith.

(b) If there is a net decrease in the minimum gain attributable to a Member Nonrecourse Loan during any Fiscal Year such that an allocation is required by Treas. Reg. 1.704-2(i)(4) (minimum gain chargeback attributable to a Member nonrecourse debt), items of income and gain shall be allocated in the manner and to the extent required by such Regulation.

(c) If a Member receives any adjustments, allocations, or distributions described in subclauses (4), (5) or (6) of Treas. Reg. 1.704-1(b)(2)(ii)(d), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this subsection shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this subsection were not in this Agreement.

(d) Nonrecourse Deductions, if any, for any Fiscal Year or period shall be allocated to the Members in an amount equal, and in proportion, to the allocation of Net Profits for such Fiscal Year or period pursuant to Section 3.1 hereof.

(e) Any Member Nonrecourse Deduction shall be allocated to the Member who bears the economic risk of loss with respect to the loan giving rise to such deduction within the meaning of Treas. Reg. 1.752-2.

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3.3. Tax Allocations.

(a) For federal, state and local income tax purposes, all items of taxable income, gain, loss and deduction for each Fiscal Year shall be allocated among the Members in accordance with the manner in which the corresponding items were allocated under the preceding provisions of this Section 3, except as otherwise provided in this Section 3.3.

(b) If property is contributed to the Company by a Member and there is a difference between the basis of such property to the Company for federal income tax purposes and the fair market value at the time of its contribution, then items of income, gain, loss and deduction with respect to such property as computed for federal income tax purposes (but not for book purposes) shall be shared among the Members so as to take account of such difference as required by Code Section 704(c).

(c) If property of the Company (other than property described in subsection (b) above) is reflected in the Capital Accounts of the Members and on the books of the Company at a book value that differs from the adjusted basis of such property for federal income tax purposes by reason of a revaluation of such property, then items of income, gain, loss and deduction with respect to such property for federal income tax purposes (but not for book purposes) shall be shared among the Members in a manner that takes account of the difference between the adjusted basis of such property for federal income tax purposes and its book value in the same manner as differences between adjusted basis and fair market value are taken into account in determining the Members’ shares of tax items under Code Section 704(c).

4. Distributions.

(a) The Management Committee, in its sole discretion, may cause the Company to make distributions to the Members from time-to-time to the extent of, and in proportion to, the amounts reflected as net credit balances in the Members’ Capital Accounts; provided, however, that within 90 days after the end of each Fiscal Year, the Management Committee shall cause the Company to distribute to each Member from Net Profits allocated to such Member under Section 3.1 hereof cash in an amount equal to the Net Profits allocated to such Member multiplied by the combined U.S. and state income tax rate (not including the rate of withholding applicable to nonresident alien partners under Code section 1446) applicable to the Member in the Company (including nonresident alien Members) who/which is subject to the highest combined U.S. and state income tax rate (the “Blended Tax Rate”) for that Fiscal Year (“Tax Distributions”). The Management Committee shall cause the Company to be responsible for making income tax payments to the Internal Revenue Service with respect to the nonresident alien Members pursuant to section 1446 of the Code (the “Section 1446 Payments”), which payments will constitute constructive distributions to such Members (that will be credited against the amount of distributions owing to each such Member pursuant to the previous sentence); provided, however, that, to maintain the proportionate ownership interests among the Members, any nonresident alien Member who receives a refund from the Internal Revenue Service of all or any portion of the Section 1446 Payment made on his, her or its behalf hereby agrees to repay to the Company an amount equal to: (i) the total amount of the Section 1446 Payment made on such Member’s behalf, minus (ii) the product of (A) the Net Profits allocated to such Member multiplied by (B) the Blended Tax Rate.

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(b) Notwithstanding the provisions of subsection (a), Tax Distributions that otherwise would be made to any Member with respect to any Fiscal Year pursuant to this Section 4 shall be reduced by the amount of any other cash distributions made by the Company to such Member during such Fiscal Year or within ninety (90) days thereafter; provided, however, that any Tax Distribution made within ninety (90) days after the beginning of any Fiscal Year with respect to a prior year shall not be accounted for as a Tax Distribution for the Fiscal Year in which it was made.

(c) The Company, in the sole discretion of the Management Committee, may make Tax Distributions to the Members during any Fiscal Year to enable them to satisfy their liability to make estimated tax payments with respect to such Fiscal Year or the preceding Fiscal Year based on calculations of the Members’ estimated tax liability made pursuant to subsection (a) as of such dates as the Management Committee in its sole discretion may determine.

(d) In any Fiscal Year where the Company has satisfied its other obligations, the Company may, in the sole and absolute discretion of the Management Committee, make distributions to the Members in addition to those described in subsections (a), (b) and (c) above. All such additional distributions shall be made to the Members in proportion to the net credit balances of their respective Capital Accounts.

(e) Anything in this Section 4 to the contrary notwithstanding, no distribution shall be made to any Member if, and to the extent that, such distribution would not be permitted under the Act or under agreements by which the Company is bound. Each Member, by becoming a Member, consents to the making or omission of any such distribution hereafter to the Members in accordance with this Section 4.

[End of Annex A]

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ANNEX B

To

 CARDINAL RESOURCES LLC

OPERATING AGREEMENT

BY-LAWS

of

CARDINAL RESOURCES LLC

ARTICLE I

MEMBERS

Section 1.01. Meetings. Meetings of the Members holding Class A Units (“Class A Members”) may be called at any time, for the purpose or purposes set forth in the call, by the Chairman of the Management Committee, the President, the Management Committee or the holders of at least a Majority-in-Interest of the Class A Units, by delivering a written request to the Secretary. Upon the written request of any person who has duly called a meeting, it shall be the duty of the Secretary to fix the date of the meeting, to be held not more than 60 days after receipt of the request, and to give due notice thereof. Otherwise, meetings shall be held on such date and at such place and time as the holders of at least a Majority-in-Interest of the Class A Units shall determine, as set forth in the notice of the meeting. At the discretion of the holders of at least a Majority-in-Interest of the Class A Units (i.e. at least 60% of the total number of Class A Units held by all Class A members), meetings may be held wholly or partially by means of remote communication. If a meeting is to be held by means of remote communication, the notice must set forth such means. During a meeting held solely by remote communication, a list of Class A Members shall be made available on an electronic network.

Section 1.02. Notice of Meetings. Notice of each meeting of the Class A Members shall be given to each Class A Member of record (whether or not such Class A Member is entitled to vote at such meeting) at least five and not more than 60 days prior to the date on which the meeting is to be held. Notices shall be given in person or by mail, a reliable express delivery service or telefacsimile to the address or number of each Class A Member appearing in the Company’s records. Each notice shall specify the place, day and hour of the meeting and shall briefly state the purpose or purposes for which the meeting is called. The right to notice may be waived, before or after the date fixed for the meeting, by delivery to the Company of a written waiver of notice signed by the person entitled to such notice, or a waiver via electronic transmission by the person entitled to notice. Attendance by a Class A Member at a meeting shall constitute a waiver by such member of notice of such meeting, except when a Class A Member attends the meeting for the express purpose of objecting, when he enters the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Electronic notice may be given if a Class A Member has consented to delivery of notice in such form.

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Section 1.03. Quorum. A Class A Members’ meeting duly called shall not be organized for the transaction of business unless a quorum is present. The presence in person or by proxy of Class A Members entitled to cast at least a majority of the votes which all Class A Members are entitled to cast on a particular matter shall constitute a quorum for the purpose of considering such matter, except as otherwise expressly required by law, the Operating Agreement or these By-Laws. The Class A Members present at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough Class A Members to leave less than a quorum. If a meeting cannot be organized because a quorum has not attended, those present may adjourn the meeting from time-to-time to such time (not more than 30 days after the next previous adjourned meeting) and place as they may determine, without notice other than by announcement at the meeting of the time and place of the adjourned meeting; in the case of any meeting called for the election of members of the Management Committee, those who attend the second of such adjourned meetings, although entitled to cast less than a majority of the votes entitled to be cast on any matter to be considered at the meeting, shall nevertheless constitute a quorum for the purpose of electing members of the Management Committee.

Section 1.04. Voting. At every meeting of Class A Members, each holder of record of issued and outstanding Class A Units of the Company shall be entitled to vote in person or by proxy; if no record date has been fixed by the Management Committee, the record date shall be deemed to be the tenth day preceding such meeting. Actions by the Class A Members shall be valid if taken by Class A Members casting a majority of the votes which may be cast at a meeting at which a quorum is present, except as otherwise expressly required by law, the Operating Agreement or these By-Laws.

Section 1.05. Action Without Meeting. Any action required or permitted to be taken at any meeting of the Class A Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding Class A Units having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Class A Units were present and voted, and such written consent is filed with the minutes of proceedings of the Class A Members. Prompt notice of the taking of action without a meeting by less than unanimous written consent shall be given to those Class A Members who have not consented in writing. A consent by electronic transmission, copy, facsimile, or other reliable reproduction of a consent in writing shall be deemed to be written, signed, and dated. Unless otherwise provided by the Management Committee, an electronic consent must be reproduced in paper form and delivered in that form.

Section 1.06. Participation by Conference Telephone. Class A Members may participate in a meeting of the Class A Members by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

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ARTICLE II

MEMBERS OF THE MANAGEMENT COMMITTEE

Section 2.01. Number, Election and Term of Office. Except as otherwise provided in the Operating Agreement, the number of members of the Management Committee which constitute the full Management Committee shall be determined by resolution of the Management Committee and each member of the Management Committee hold office for the term for which he is elected and thereafter until his successor is duly elected or until his prior death, resignation or removal.

Section 2.02. Meetings. Meetings of the Management Committee may be called at any time by the members of the Management Committee, by the Chairman of the Management Committee, by the President or by any two members of the Management Committee, and shall be held on such date and at such time and place as shall be specified by the person or persons calling the meeting.

Section 2.03. Notice of Meetings. Notice of every meeting of the Management Committee specifying the place, date and time thereof shall be given to each member of the Management Committee at least 48 hours prior to the time of the meeting. Notices shall be given orally, in person or by mail, a reliable express delivery service, electronic transmission or telefacsimile to the address or number of a member of the Management Committee appearing in the Company’s records. The right to notice may be waived, before or after the date fixed for the meeting, by delivery to the Company of a written waiver of notice signed by the person entitled to such notice, or a waiver via electronic transmission by the person entitled to notice. Attendance of a member of the Management Committee at a meeting shall constitute a waiver by such member of the Management Committee of notice of such meeting, except when a member of the Management Committee attends the meeting for the express purpose of objecting, when he enters the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 2.04. Quorum. The presence in person of a majority of the full Management Committee shall be necessary to constitute a quorum for the transaction of business. If a quorum is not present at any meeting, the meeting may be adjourned from time-to-time by a majority of the members of the Management Committee present until a quorum is present, but notice of the time and place to which such a meeting is adjourned shall be given to any members of the Management Committee not present at least 24 hours prior to the date of reconvening. Actions by the Management Committee shall be valid if taken by a majority of the members of the Management Committee present at a meeting at which a quorum is present, except as otherwise expressly required by law, the Operating Agreement or these By-Laws.

Section 2.05. Action Without Meeting. Any action required or permitted to be taken at any meeting of the Management Committee or of any committee thereof may be taken without a meeting if a consent in writing or by electronic transmission, setting forth the actions so taken, shall be signed by all members of the Management Committee or such committee, as applicable, and such written consent or consent by electronic transmission is filed with the minutes of the Management Committee or such committee, as applicable.

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Section 2.06. Participation by Conference Telephone. Members of the Management Committee, or members of any committee thereof, may participate in a meeting of the Management Committee or a committee thereof by means of conference telephone or other communications equipment by which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

Section 2.07. Removal of a Member of the Management Committee. Except as otherwise provided in the Operating Agreement, any individual member of the Management Committee may be removed at any time, with or without cause, by the Class A Members. The vacancy or vacancies caused in the Management Committee by such removal may, but need not, be filled by such Class A Members at the same meeting or at a special meeting of the Class A Members called for that purpose.

Section 2.08. Vacancies. Except as otherwise provided in the Operating Agreement, any vacancy that occurs in the Management Committee by reason of death, resignation, removal, increase in the number of members or any other cause whatever shall, unless filled as provided in Section 2.07, be filled by the vote of a majority of the Management Committee, whether or not a quorum.

Section 2.09. Compensation of Members of the Management Committee. The Company may allow compensation to its members of the Management Committee for their services, as determined from time-to-time by resolution adopted by the Management Committee.

Section 2.10. Committees. The Management Committee may, by resolution adopted by a majority of the full Management Committee, designate one or more committees consisting of members of the Management Committee to have and exercise such authority of the Management Committee in the management of the business and affairs of the Company as the resolution of the Management Committee creating such committee may specify and as is otherwise permitted by law.

ARTICLE III

OFFICERS AND EMPLOYEES

Section 3.01. Executive Officers (Managing Members). The executive officers of the Company shall be the President, a Secretary and a Treasurer, and may include a Chief Executive Officer, Chairman of the Management Committee and one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers as the Management Committee may from time-to-time determine, all of whom shall be elected by the Management Committee. Any two or more offices may be held by the same person. Each executive officer shall hold office until the next succeeding annual meeting of the Management Committee and thereafter until his successor is duly elected and qualifies, or until his earlier death, resignation or removal.

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In discharging his or her duties, and in determining what is in the best interests of the Company and its members, a managing member shall not be required to regard any interest, or the interests of any particular group affected such action, as a dominant or controlling interest or factor.

He or she shall give due consideration to the following factors, including, but not limited to, the long-term prospects and interests of the Company and its members, and the social, economic, legal, or other effects of any action on the current and retired employees, the suppliers and customers of the company or its subsidiaries, and the communities and society in which the Company or it subsidiaries operate (collectively with the members, the Stakeholders), together with the short-term, as well as long-term, interests of its members and the effect of the Company’s operations (including subsidiaries)on the environment and the economy of the state, the region and the nation.

Nothing in this article, express or implied, is intended to create or shall create or grant any right in or for any person or any cause of action by or for any person.

Notwithstanding the foregoing, any managing member is entitled to rely upon the definition of “best interests” as set forth above in enforcing his or her rights hereunder and under state law, and such reliance shall not, absent another breach, be construed as a breach of a managing member’s fiduciary duty of care, even in the context of a context of a Change in Control Event where as a result of weighting other Stakeholders interests, a managing member determines to accept an offer, between two competing offers, with a lower price per unit.

Section 3.02. Additional Officers; Other Agents and Employees. The Management Committee may from time-to-time appoint or hire such additional officers, assistant officers, agents, employees and independent contractors as the Management Committee deems advisable, and the Management Committee or the President shall prescribe their duties, conditions of employment and compensation. Subject to the power of the Management Committee, the President may employ from time-to-time such other agents, employees, and independent contractors as he may deem advisable for the prompt and orderly transaction of the business of the Company, and he may prescribe their duties and the conditions of their employment, fix their compensation and dismiss them, without prejudice to their contract rights, if any.

Section 3.03. The Chairman. If there shall be a Chairman of the Management Committee, he/ she shall be the chief executive officer of the Company and shall have such other powers and duties as from time-to-time may be prescribed by the Management Committee.

Section 3.04. The President. The President shall be the chief operating officer of the Company (or, if there is no Chairman, the chief executive officer). Subject to the control of the Management Committee and the Chairman, the President shall have general policy supervision of and general management and executive powers over all the property, business, operations and affairs of the Company, and shall see that the policies and programs adopted or approved by the Management Committee are carried out. The President shall exercise such further powers and duties as from time-to-time may be prescribed in these By-Laws or by the Management Committee.

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Section 3.05. The Vice Presidents. The Vice Presidents may be given by resolution of the Management Committee general executive powers, subject to the control of the President, concerning one or more segments of the operations of the Company. The Vice Presidents shall exercise such further powers and duties as from time-to-time may be prescribed in these By-Laws or by the Management Committee or by the President. At the request of the President or in his absence or disability, the senior Vice President shall exercise all the powers and duties of the President.

Section 3.06. The Secretary and Assistant Secretaries. It shall be the duty of the Secretary (a) to keep or cause to be kept an original or duplicate record of the proceedings of the Members and the Management Committee, and a copy of the Operating Agreement and of the By-Laws of the Company; (b) to attend to the giving of notices of the Company as may be required by law or these By-Laws; (c) to be custodian of the records and seal of the Company and see that the seal is affixed to such documents as may be necessary or advisable; (d) to have charge of the unit register of the Company; and (e) to exercise such further powers and duties as may be prescribed by the Management Committee or by the President from time-to-time. The Secretary by virtue of his office shall be an Assistant Treasurer. The Assistant Secretaries shall assist the Secretary in the performance of his duties and shall also exercise such further powers and duties as from time-to-time may be assigned to them by the Management Committee, the President or the Secretary. At the direction of the Secretary or in his absence or disability, an Assistant Secretary shall perform the duties of the Secretary.

Section 3.07. The Treasurer and Assistant Treasurers. It shall be the duty of the Treasurer (a) to have custody of all the funds and securities of the Company; (b) to collect all moneys due the Company and deposit such moneys to the credit of the Company in such banks, trust companies, or other depositories as may have been duly designated by the Management Committee; (c) to endorse for collection on behalf of the Company checks, notes, drafts and other documents, and to sign and deliver receipts, vouchers and releases of liens evidencing payments made to the Company; (d) to cause to be disbursed the funds of the Company by payment in cash or by checks or drafts upon the authorized depositories of the Company; (e) to have charge of the books and accounts of the Company; and (f) to exercise such further powers and duties as may be prescribed by the Management Committee or the President from time-to-time. The Treasurer by virtue of his office shall be an Assistant Secretary. The Assistant Treasurers shall assist the Treasurer in the performance of his duties and shall also exercise such further powers and duties as from time-to-time may be assigned to them by the Management Committee, the President or the Treasurer. At the direction of the Treasurer or in his absence or disability, an Assistant Treasurer shall perform the duties of the Treasurer.

Section 3.08. Vacancies. Vacancy in any office or position by reason of death, resignation, removal, disqualification, disability or other cause shall be filled in the manner provided in this Article III for regular election or appointment to such office.

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Section 3.09. Delegation of Duties. The Management Committee may in its discretion delegate from time-to-time the powers and duties of any officer to any other person whom it may select.

ARTICLE IV

AMENDMENTS AND CONFLICTS

Section 4.01. Amendments. These By-Laws may be amended, altered and repealed as provided in Section 11.01 of the Operating Agreement.

Section 4.02. Conflicts. In the event of a conflict between these By-Laws and the Operating Agreement, the Operating Agreement shall prevail and control.

[End of Annex B]

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SCHEDULE 3.01

Revised 02-15-10

UNIT OWNERSHIP

Member	Units

Kevin R. Jones	386,178.0

Barbara H. Jones	128,071.5

Carol J. McKee	128,071.5

Joyce O’Connor	31,607.0

Valerie L. Zeller	5,214.0

Robert D. Jones/Joan C. Jones	10,429.0

Corinna Karlsen/Axel DeNys	10,429.0

Margaret Winkler Hecht Trust	16,138.0

S. Spencer Sherman & J. Sternlieb	2,305.6

Mark Steiner	1,400.0

Jim Humphrey	1,400.0

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SCHEDULE 11.06

NOTICE ADDRESSES

LLC and Members	Address

Cardinal Resources LLC	1505 East Carson Street, Ste. 200 Pittsburgh, PA 15203

Kevin R. Jones	144 Pennwoods Dr. Irwin, PA 15642

Barbara H. Jones	144 Pennwoods Dr. Irwin, PA 15642

Carol J. McKee	2349 Casswell Dr. Bethel Park, PA 15102

Joyce O’Connor	914 Rita Dr. Pittsburgh, PA 15221

Valerie L. Zeller	2349 Casswell Dr. Bethel Park, PA 15102

Robert D. Jones/ Joan C. Jones	168W 100S Jerome, ID.83338

Corinna Karlsen / Axel DeNys	Rue St Marie 14 Apt. D01 1080 Brussell Belgium

Margaret Winkler Hecht Trust	722 Naele Road, P.P. Box 449 Kula, HI 96790

S. Spencer Sherman & J. Sternlieb	7182 Healdsburg Avenue Sebastopol, CA 95472

Mark Steiner	3000 Old Airport Rd, Suite A Wooster, OH 44691

Jim Humphrey	430 Summit drive Pittsburgh, PA 15228

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